Exhibit 10.2

VOLT INFORMATION SCIENCES, INC.

2006 INCENTIVE STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

Granted December  18, 2007

This Restricted Stock Unit Agreement is entered into as of December 18, 2007 pursuant to Article VIII of the Volt Information Sciences, Inc. 2006 Incentive Stock Plan (the “Plan”) and evidences the grant, and the terms, conditions and restrictions pertaining thereto, of Restricted Stock Units, to be settled in Stock, awarded to {NAME} (the “Participant”).

1.	Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.
2.	Award of Units and Shares.
(a)

In consideration of the services rendered and to be rendered to Volt Information Sciences, Inc. (the “Company”) and/or its Subsidiaries by the Participant, the Committee hereby grants to the Participant a Restricted Stock Unit Award as of December 18, 2007 (“Award Date”), covering {NUMBER} Shares of the Company’s Stock (the “Award Units”) subject to the terms, conditions, and restrictions set forth in this Agreement. One Restricted Stock Unit represents the right to one Share. This Award is granted pursuant to the Plan and is subject to the terms thereof.

(b)	To the extent earned and vested as provided herein, Restricted Stock Units will be settled by the issuance of the earned number of Award Units pursuant to the Plan in the form of Stock.
3.	Period of Restriction, Performance Period and Earning of the Award Units.
(a)

For purposes of this Agreement, subject to earlier earning, vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to the Award Units is the period from the Award Date through  the 15th day of the third month of the Company’s fiscal year 2016 (i.e., the 52-53 week fiscal year ending on the Sunday in calendar year 2016 closest to October 31, 2016), with earning of the Award Units normally being determined based on whether aggregate net income (“Actual Aggregate Net Income”) for its fiscal year 2007 through its fiscal year 2011 (with the “Performance Period” being the five-year period from the beginning of the Company’s fiscal year 2007 (i.e., the fiscal year ended October 28, 2007) through the end of its fiscal year 2011) equals or exceeds the Target Net Income, where aggregate net income and Target Net Income are determined without the effect of discontinued operations and dispositions of business segments, non-recurring items, material extraordinary items that are both unusual and infrequent, special charges, and/or accounting changes and as determined in accordance with generally accepted accounting principles applied in the United States of America, as reported in the Company’s annual report to shareholders and as the same may be adjusted for any earnings restatement. The “Target Net Income” is a cumulative projected net income amount for the Performance Period equal to the Company’s net income for its fiscal year 2006 (i.e., the fiscal year ended October 29, 2006) increased for each year in the Performance Period at the target compound annual growth rate (the “Target Growth Rate”) determined as provided as follows:

(i)

Minimum and Target Growth Rates with Prorated Earning - If the Actual Aggregate Net Income equals or exceeds the Target Net Income, the Award Units shall be considered earned in full, subject, however, to vesting and forfeiture as provided below. If the Actual Aggregate Net Income equals or exceeds the Minimum Net Income but is less than the Target Net Income, one-half of the Award Units (rounded down to the next whole Share) shall be considered earned, subject, however, to vesting and forfeiture as provided below; and the balance of the Award Units, and rights associated therewith, shall be forfeited as of the last day of the Performance Period. If the Actual Aggregate Net Income is less than the Minimum Net Income, the Award

Units, and rights associated therewith, shall be forfeited as of the last day of the Performance Period. The Target Growth Rate is 20%; and the Minimum Net Income is the amount calculated on the same basis as the Target Net Income except that the Minimum Growth Rate is substituted for the Target Growth Rate. The Minimum Growth Rate is 15% per year.

(ii)

Automatic 100% Earning on Change in Control - Notwithstanding the foregoing, except where service-based proration is required as provided in Paragraph 3(b), if a Change in Control occurs after the Award Date and during the Performance Period, all of the Award Units shall be considered to be earned, subject, however, to vesting and forfeiture as provided below.

All determinations regarding earning of the Award Units under this Paragraph 3(a) shall be made and certified to in writing by the Committee during the first 2-1/2 months following the end of the Performance Period or at any earlier time the Committee determines that such earning has occurred.

This Award is not intended to provide performance-based compensation for purposes of Section 162(m) of the Code and shall be interpreted, adjusted and administered according to the Plan.

(b)

If any of the following events occurs after the Award Date, during the Performance Period and while the Participant is in continuous Company Service (as defined in Paragraph 6) from the Award Date, then the Participant shall be entitled to earn a service-based portion of the Award Units, subject, however, to vesting and forfeiture as provided below: (i) the Participant dies, (ii) the Participant is terminated by the Company without Cause or (iii) the Participant’s employment ceases due to his or her Disability. The portion of the Award Units which the Participant may earn pursuant to this Paragraph 3(b) shall be a service-based prorated number (with any fractional share rounded down to the next whole share) of the Award Units which he or she would have earned pursuant to Paragraph 3(a) had he or she remained employed by the Company through the end of the Performance Period or until the occurrence of a Change in Control, as applicable. The service-based proration shall be determined by a fraction (not to exceed one), the numerator of which is the number of whole and partial calendar months in the Performance Period during which the Participant was continuously in Company Service and the denominator is the number of whole and partial calendar months in the Performance Period. Except in the event of a Change in Control (in which case the determination will be made assuming the Actual Aggregate Net Income equals or exceeds the Target Net Income), the determination of the number of earned Award Units shall not occur until after the Performance Period has ended and the Committee has determined the number of earned Award Units.

(c)	For purposes of this Agreement:
(i)

“Cause” means (A) embezzlement by the Participant, (B) misappropriation by the Participant of funds of the Company or any of its affiliates, (C) the Participant’s conviction of a felony, (D) the Participant’s commission of any other act of dishonesty which causes material economic harm to the Company or any of its affiliates, (E) acts of fraud or deceit by the Participant which cause material economic harm to the Company or any of its affiliates, (F) the Participant’s material breach of any provision of any employment agreement between the Participant and the Company or any of its affiliates, (G) failure by the Participant to substantially perform the Participant's duties for the Company or any of its affiliates, (H) the Participant’s willful breach of fiduciary duty by the Participant to the Company or any of its affiliates involving personal profit, (I) significant violation of Company policy of which the Participant is made aware (or the Participant should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company or any of its affiliates, (J) the Participant’s conduct which is or creates a Material Adverse Action or (K) the Participant’s engaging in Competition with the Company or any of its affiliates. No act, or failure to act on the part of the Participant, shall be deemed willful unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Company and its affiliates.

(ii)

“Competition” means the Participant’s engaging, without the written consent of the Board of Directors of the Company or a person authorized thereby, in an activity as an officer, a director, an employee, a partner, a more than one percent shareholder or other owner, an agent or a consultant, or in any other individual or representative capacity, in any geographic locale in which the headquarters or any branch office of the Company or any affiliate of the Company is located or operates (unless the Participant’s duties, responsibilities and activities, including supervisory activities, for or on behalf of such activity, are not related in any way to such competitive activity) if it involves: (A) engaging in or entering into any business activity in which the Company or any affiliate of the Company is actively engaged at the time, or during the one year period ending on the date, the Participant’s Company Service (as defined in Paragraph 6) ceases, (B) soliciting or contacting, either directly or indirectly, any of the customers or clients of the Company or any or any affiliate of the Company for the purpose of competing with the products or services provided by the Company or any affiliate of the Company, or (C) employing or soliciting for employment any Participants of the Company or any affiliate of the Company for the purpose of competing with the Company or any affiliate of the Company.

(iii)	“Disability” means the Participant becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.
(iv)

“Material Adverse Action” means an act or omission to act which in the sole and absolute judgment of the Committee is actually or potentially materially injurious to the finances, reputation or operations of the Company or any affiliate of the Company.

4.	Vesting of Earned Award Units and Share Issuance.
(a)

Except as otherwise provided pursuant to Paragraph 4(b) or 4(c), the Period of Restriction shall end with respect to 20% of the earned Award Units (rounded down to the next whole Share) and such Award Units shall become vested, and Shares which are freely transferable by the Participant shall be issued to the Participant on each of the following dates provided the Participant’s Company Service (as defined in Paragraph 6) continues until the applicable date and no Cause for the Participant’s termination of employment by the Company exists at the applicable date: (i) the 15th day of the third month of the Company’s fiscal year 2012, (ii) the 15th day of the third month of the Company’s fiscal year 2013, (iii) the 15th day of the third month of the Company’s fiscal year 2014, (iv) the 15th day of the third month of the Company’s fiscal year 2015 and (v) the 15th day of the third month of the Company’s fiscal year 2016.

(b)

Notwithstanding the foregoing, if after the Award Date, during the Period of Restriction and while the Participant is in continuous Company Service (as defined in Paragraph 6) from the Award Date to the date either (i) the Participant is terminated by the Company without Cause, (ii) the Participant’s employment ceases due to his or her Disability or (iii) a Change in Control occurs which is not a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, for purposes of Section 409A of the Code, the Period of Restriction shall end with respect to 20% of the earned Award Units (rounded down to the next whole Share) and such Award Units shall become contingently vested (subject to forfeiture if the Participant engages in conduct which is a Material Adverse Action or Competition with the Company or any affiliate of the Company through the below-stated applicable date), and Shares which are freely transferable by the Participant shall be issued to the Participant on each of the following dates after his or her cessation of Company Service provided the Participant has not engaged in conduct which is a Material Adverse Action or Competition with the Company or any affiliate of the Company through the applicable date: (i) the 15th day of the third month of the Company’s fiscal year 2012, (ii) the 15th day of the third month of the Company’s fiscal year 2013, (iii) the 15th day of the third month of the Company’s fiscal year 2014, (iv) the 15th day of the third month of the Company’s fiscal year 2015 and (v) the 15th day of the third month of the Company’s fiscal year 2016.

(c)

Notwithstanding the foregoing, if a Change in Control occurs which is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, for purposes of Section 409A of the Code, or a Participant dies, after the Award Date, prior to the applicable vesting date under Paragraph 4(a) or (b) and during the Period of Restriction and if the Participant has not engaged in conduct which is a Material Adverse Action or Competition with the Company or any affiliate of the Company through the date of such Change in Control or death, as applicable, all of the Participant’s earned Award Units then remaining unvested and unforfeited shall be considered to be vested, and Shares which are freely transferable by the Participant shall be issued to the Participant. Except in the event of a Change in Control, the determination of the number of vested, earned Award Units and hence the issuance of Shares in connection with settling the same shall not occur until after the Performance Period has ended and the Committee has determined the number of earned Award Units.

5.	Forfeiture.
(a)

If the Participant’s Company Service (as defined in Paragraph 6) ceases for any reason other than those under which actual or future potential earning of Award Units is provided as set forth in Paragraph 3 and/or actual or potential vesting of Award Units is provided as set forth in Paragraph 4 during the Period of Restriction, any Award Units, and the Restricted Stock Units associated therewith, which are unvested, are not subject to possible issuance or vesting under Paragraphs 2, 3(a) and (b) and 4(b) or (c) and are still subject to restrictions at the date of such cessation of Company Service (after taking into account any vesting provided in connection with such cessation of employment) shall be automatically forfeited to the Company and shall cease to be Award Units and to provide rights under the Plan.

(b)

If or to the extent the Award Units are not earned pursuant to Paragraph 3 during or as of the end of the Performance Period, the unearned Award Units, and the Restricted Stock Units associated therewith, (to the extent not so earned) shall be forfeited and shall cease to be Award Units and to provide rights under the Plan.

(c)

If or to the extent, at the end of the Period of Restriction, the Award Units have not otherwise become vested pursuant to Paragraph 4, the Award Units, and the Restricted Stock Units associated therewith, (to the extent not so vested) shall be forfeited and shall cease to be Award Units and to provide rights under the Plan.

6.	Company Service.
(a)

For purposes hereof, “Company Service” means service as a Participant and/or Non-Participant Director. Notwithstanding any contrary provision or implication herein, in determining cessation of Company Service for purposes hereof, transfers between the Company and/or any Subsidiary shall be disregarded and shall not be considered a cessation of Company Service, and changes in status between that of an Participant and a Non-Participant Director shall be disregarded and shall not be considered a cessation of Company Service.

(b)

Nothing under the Plan or in this Agreement shall confer upon the Participant any right to continue Company Service or in any way affect any right of the Company to terminate the Participant’s Company Service without prior notice at any time for any or no reason.

7.

Dividends and Other Distributions. During the Period of Restriction, all dividends and other distributions which would be paid assuming the Award Units represented issued Shares (whether in cash, property or Stock) shall be accumulated and, as applicable, shall be considered to be additional Award Units as provided herein. Whenever a dividend, other than a dividend payable in the form of Stock, is declared with respect to the Award Units, the number of additional Award Units shall be determined (with any fractional Award Unit rounded down to the next whole Award Unit) by dividing (i) the product of (A) the number of Award Units credited to the Participant on the related dividend record date and (B) the amount of any cash dividend declared by the Company on a share of

Stock (or, in the case of any dividend distributable in property other than shares of Stock, the per share value of such dividend, as determined by the Company for purposes of Federal income tax reporting) by (ii) the Fair Market Value on the related dividend payment date. Dividends paid in Stock shall be considered to represent one Award Unit for each dividend Share. All such dividends and other distributions shall be considered to be Award Units and shall be subject to the same rules on issuance and restrictions on transferability, earning, vesting and forfeiture as the Award Units with respect to which they were attributable. The Committee may round down to whole Award Units in determining additional Restricted Units to be accumulated hereunder.

8.

Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government or governmental authority to be withheld or otherwise deducted and paid with respect to the Award Units and the Shares issued in connection therewith. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution or Share issuance in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes or to retain and withhold, or cause to be returned to it, a number of Shares having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld or returned, in order to reimburse the Company for any such taxes.

9.

Compliance with Securities Laws. The Company agrees that it will use its best efforts to maintain an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the Company, which are the subject of and may be issued pursuant to this Agreement, at all times during which this Award is outstanding and there is no applicable exemption from registration of such Shares.

10.

Administration. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards and to exercise rights provided in the Plan provided that no amendment or exercise of rights which would cause the Restricted Stock Units or the Shares issued in connection therewith to fail to comply with any applicable requirements of Section 409A of the Code shall be made, exercisable or effective, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

11.	Governing Law; Jurisdiction and Venue.
(a)	The Plan has been adopted in New York, New York and this Agreement shall be deemed to have been entered into in New York, New York.

For the purposes of this Agreement, the Company and the Participant agree that the Plan, and this Agreement, shall be governed, construed, and administered in accordance with the laws of the State of New York applicable to contracts made and to be performed solely in the State of New York irrespective of its conflict of laws provisions.

Each of the Company and the Participant irrevocably, absolutely and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the County of New York and the state courts of the State of New York sitting in New York County for the purposes of any suit, action or other proceeding arising out of or related of to this Agreement, the Plan or any transaction contemplated hereby or thereby. Each of the Company and the Participant irrevocably, absolutely and unconditionally waives any objection or defense to jurisdiction in New York or the laying of venue of any action, suit or proceeding arising out of or related to this Agreement or the Plan or the transactions contemplated herein or therein in the United States District Court for the Southern District of New York sitting in the County of New York or the state courts of the State of New York sitting in the County of New York and hereby irrevocably, absolutely and unconditionally expressly waives and agrees not to plead or claim in any such court that the action, suit or proceeding brought in such court has been brought in an inconvenient or improper forum or that there is no personal jurisdiction in the United States District Court for the Southern District of New York sitting in the County of New York or the state courts of the State of New York sitting in the County of New York with respect to either the Company or the Participant.

The Participant represents, warrants and covenants that he or she has read this Agreement, including this Section 11(a), that he or she has had a full opportunity to review this Agreement, including this Section 11(a), with an attorney of his or her own choosing and has freely accepted this Section 11(a) as an inducement to the Company’s entering into this Agreement. Furthermore, the Participant has been made aware and understands that the Company is relying on his or her representations, warranties and covenants to comply with this Section 11(a) as a material inducement to the Company to enter into this Agreement and the Participant understands that without his or her representations, warranties and covenants the Company would not have entered into this Agreement. Furthermore, the Participant agrees that if he or she violates this provision by filing a claim or other proceeding in another state, all rights of the Participant under this Agreement shall be thereupon forfeited.

The preceding consents to jurisdiction and venue have been made by the Company and the Participant in reliance on Section 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

The preceding consent to New York law has been made by the Company and the Participant in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

The Participant hereby absolutely, unconditionally, irrevocably and expressly waives forever personal service of any summons, complaint or other notice or process in connection with any suit, action or other proceeding arising out of or related of to this Agreement, the Plan or any transaction contemplated hereby or thereby, which each may be sent by certified mail, return receipt requested, or a nationally recognized overnight courier, to the Participant at the last known address for the Participant specified in the Participant’s employment file with the Company.

(b)

It is contemplated that the Award Units constitute nonqualified deferred compensation subject to Section 409A of the Code. It is intended that this Agreement and applicable Plan provisions shall be administered and interpreted in a manner consistent with Section 409A of the Code and related Treasury guidance.

12.	Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.
13.

Prohibition Against Pledge, Attachment, etc. Except as otherwise provided herein, during the Period of Restriction, the Award Units, and the rights and privileges conferred hereby, shall not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process.

14.

No Construction Against Any Party. This Agreement is the product of informed negotiations between the Participant and the Company. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties. The Participant and the Company agree that neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

15.

Severability. If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms. No covenant shall be dependent upon any other covenant or provision herein, each of which stands independently.

To evidence their agreement to the terms, conditions, and restrictions herein, the Company and the Participant have signed this Agreement in the State of New York as of the date first above written.

To evidence their agreement to the terms, conditions, and restrictions herein, the Company and the Participant have signed this Agreement in the State of New York as of the date first above written.

VOLT INFORMATION SCIENCES, INC.	By:____________________________________________

Its:____________________________________________

PARTICIPANT:	______________________________________________ {NAME}